Exhibit 99.1

Financial Report

April - June 2009

Sales and EBIT better than Expected

Strong Cash Flow; better than Last Year

(Stockholm, July 21, 2009) — For the three-month period ended June 30, 2009, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported net sales of $1,193 million, a positive operating margin of 1.7% before restructuring charges and a positive cash flow of $96 million before financing (non-U.S. GAAP measures, see tables).

These results were better than guidance provided in April thanks to the Company’s actions and stronger than anticipated light vehicle production.

Compared to the same quarter 2008, consolidated sales declined by 37% with the organic sales portion declining by 28% due to a 35% drop in light vehicle production (LVP) in North America and Western Europe, where Autoliv generates more than 70% of its sales.

Including severance and other restructuring charges of $32 million, operating income was a loss of $12 million, income before taxes a loss of $28 million and net income a loss of $21 million, corresponding to a loss per share of 24 cents.

Operations generated $127 million in cash, while the $96 million before financing was $9 million more than in the same quarter 2008 despite higher severance payments. Cash flow was also positive before financing for the full six-month period. The first quarter (when sales fell by 49%) is expected to be the only quarter the Company will report a negative cash flow.

For the third quarter, the Company expects a decline in consolidated net sales of 20-25% with organic sales declining by 15-20% and a positive operating margin in the range of 1-3% excluding restructuring charges.

An earnings conference call will be held at 3:00 p.m. (CET) today July 21. To listen in, call (in Europe) +44-203-003-2665 and (in the U.S.) +1-866-966-5335 or access www.autoliv.com under “News/Calendar”.

2nd quarter 2009

Market Overview

During the three-month period April—June 2009, global light vehicle production (LVP) is estimated by CSM and J.D. Power to have declined by 24% compared to the same quarter 2008. LVP in the Triad (i.e. North America, Europe and Japan), where Autoliv generates approximately 85% of its sales is estimated to have dropped by 35%.

In Europe (including Eastern Europe), where Autoliv derives more than half of its revenues, LVP is estimated to have declined by 25%. In Western Europe, the decline was less than expected (23% vs. 31%) thanks to the effects of governmental scrapping incentives for older cars which boosted sales for small cars. LVP in Eastern Europe declined by 28%, marginally more than the expected 26%.

In North America, which accounts for almost one quarter of consolidated revenues, LVP dropped by 49%, which was 10 percentage points (pp) more than expected. Ford cut their production by 35%, GM by 53% and Chrysler by 85%. Asian and European vehicle manufacturers combined reduced their production in the region by 39%. The cuts in North American LVP especially affected the production of light trucks which fell by 52%,13 pp more than expected.

In Japan, which accounts for about one tenth of Autoliv’s consolidated sales, LVP was reduced by 39%. This reduction affected particularly the manufacturing levels for vehicles with higher safety content such as vehicles for export to markets in North America and Western Europe.

In the Rest of the World (RoW), which accounts for approximately 15% of sales, LVP declined by 1%. This was much less than the expected 13%, primarily due to Chinese and Indian LVP growing by 29% and 6%, respectively. However, the important Korean market where the average safety content per vehicle is higher than in India and China, LVP dropped by 22%.

Autoliv’s market is driven not only by LVP but also by vehicles being equipped with more safety systems in response to new crash-test programs and regulations. For instance, this year a more stringent crash-test rating program started to be phased-in by the Euro NCAP. In the U.S., a similar revision of NHTSA’s crash-test rating program has been finalized and will be implemented by the fall of 2010. In Brazil, a new law has been adopted that will mandate frontal airbags commencing in 2014.

Consolidated Sales

Consolidated net sales declined by slightly more than 37% to $1,193 million compared to the same quarter 2008. Currency effects reduced sales by 10%. The effect of acquisitions was 0.3%. Consequently, organic sales (i.e. sales excluding currency effects, and acquisitions/divestitures; non-U.S. GAAP measure, see table) declined by almost 28%. This was better than expected due to Autoliv’s relatively strong performance in North America and the scrapping incentives in Western Europe. It was also due to revitalized light vehicle production in China and India.

Autoliv’s organic sales were better than the 35% decline in the Triad’s LVP due to market share gains and a favorable sales mix in North America, as well as new business and the launch of a number of new vehicle models for which Autoliv is a supplier (see Sales by Region).

Sales by Product

Sales of airbag products (including steering wheels and electronics) decreased by 38% to $755 million. Excluding negative currency effects of 9% and a small positive effect from an acquisition last year (see Significant Events), organic sales declined by 29% compared to the 35% decline in LVP in the Triad, i.e. the dominant markets for airbags. Autoliv’s performance was due to new business with Ford, Volkswagen, Chevrolet, Opel, Suzuki, Nissan, Toyota and Great Wall, which offset the negative mix effect in LVP from vehicles with lower safety content.

Sales of seatbelt products (including seat sub-systems) dropped by 37% to $438 million. Excluding negative currency effects of 12%, organic sales declined by 25%, virtually the same as global light vehicle production.

Sales by Region

Sales from Autoliv’s European companies declined by 41% to $639 million. Excluding negative currency effects of 14% and the effect from the acquisition, organic sales declined by 27% compared to the 25% decline in European light vehicle production. The difference is due to the negative LVP mix effect resulting from the governmental scrapping incentives for old vehicles, although Autoliv also benefited to some extent from strong demand for small cars such as Citroën’s C1 and C3 Picasso; Peugeot’s 107 and Fiat’s Grande Punto. The negative LVP effect was also partially offset by new business for Opel’s Insignia, and Volkswagen’s Scirocco and Passat CC.

Sales from Autoliv’s North American companies dropped by 36% to $255 million. Excluding negative currency effects of 5% from a weaker Mexican peso and the acquisition, organic sales declined by 31% compared to the 49% drop in North American LVP. Autoliv’s better-than-market performance was primarily due to new business for Ford’s new F-Series; Chrysler’s Minivan and Dodge Ram; Chevrolet’s Traverse, Impala and Equinox; and Toyota’s Rav4 and Venza.

Sales from Autoliv’s companies in Japan declined by 49% to $96 million. Excluding favorable currency effects of 7%, organic sales declined by 56%. This decline was primarily due to the 39% decrease in Japanese LVP. Autoliv’s sales were also affected by the fact that production declined the most for premium cars, SUVs and other vehicles with high safety content for export to North America and Western Europe. This was evidenced by the fact that organic sales of curtain airbags declined by 54% despite new curtain business for Honda’s Odyssey, Mitsubishi’s Montero Sport and Toyota’s Prius.

Sales from Autoliv’s companies in the Rest of the World (RoW) declined by 15% to $203 million. Excluding negative currency effects of 11%, organic sales declined by 4% compared to the 1% decline in the region’s LVP. This was primarily due to the significant drop in LVP in Korea, where vehicles generally have higher safety content than cars in the emerging markets in China and India. Autoliv also benefited from the strong LVP in China and India, partially due to new business for Great Wall’s Cool Bear; Chevrolet’s Cruze; Daewoo’s Lacetti; and in India due to new business for Suzuki’s A-Star.

2nd quarter 2009

Earnings

Despite the severe decline in sales of 37% mainly due to the drop in LVP, Autoliv managed to reach a gross profit of $186 million and a gross margin of 15.6%. This was due to a reduction in production overhead costs of $73 million or 25%. As a result, the Company managed to offset a significant portion of the negative effects from the dramatic drops in LVP.

Operating income declined by $160 million to a loss of $12 million and operating margin decreased to (1.0%) from 7.8% in the second quarter 2008. Operating loss and margins were affected by a $186 million lower gross profit as well as by severance and restructuring costs that were $25 million higher than in the same quarter 2008. Selling, general and administrative expense, net declined by 28%, of which 18% or $18 million was due to cost savings and 10% due to currency effects that affected sales at the same rate. Research, development and engineering expense, net declined by 24%, of which 9% was due to currency effects and 15% or $16 million was due to the Company’s cost savings initiatives. On a comparable basis, i.e. excluding severance and restructuring costs of $32 million in the second quarter 2009 and $7 million in the same quarter 2008, operating income declined to $20 million from a profit of $155 million and operating margin to 1.7% from 8.1% (non-U.S. GAAP measures, see enclosed table). This decline of $135 million in operating income was $51 million less than the decline in gross profit. This was thanks to the Company’s action program and other cost savings initiatives that resulted in the above-mentioned reductions in SG&A and RD&E expenses.

Income before taxes declined by $163 million to a loss of $28 million, primarily due to the operating loss. Interest expense, net increased by $3 million to $17 million, primarily due to new long-term financing received in the first quarter.

Net income declined by $111 million to a loss of $21 million. Income taxes were a benefit of $7 million including $1 million from discrete items. The favorable tax effect was also due to the fact that the Company expects to be able to utilize current-year losses arising at historically profitable companies by receiving either refunds of prior-year taxes or deductions against future profits.

Earnings per share declined to a loss of $0.24 from a profit of $1.24 for the same quarter 2008. On a comparable basis, i.e. excluding severance and restructuring costs that accounted for 19 cents of the decline, earnings per share decreased by $1.29 to a profit of $0.02. The average number of shares outstanding increased from the same quarter 2008 by 17% to 85.1 million without dilution.

Cash Flow and Balance Sheet

The Company resumed its 12-year track record of positive operating cash flows already after one quarter. During the second quarter, operations generated $127 million in cash, despite $21 million in cash outlays for severance and restructuring. The strong cash flow was due to inventory reductions of $39 million, reductions in other operating assets in addition to better underlying EBITDA-result (for definition, see below).

Cash flow before financing amounted to $96 million which was even $9 million more than cash flow during the same quarter 2008. Capital expenditures, net of $32 million were $47 million less than depreciation and amortization, and $40 million less than capital expenditures, net during the same quarter 2008.

Working capital in relation to 12-month sales increased during the quarter to 9.2% from 9.0%, but improved from 9.5% a year ago and was still below the cap of 10% in the Company’s policy.

Despite a strong sales recovery in June, receivables decreased in relation to days sales outstanding to 71 from 75 days during the quarter but increased from 68 days a year ago. Days inventory on-hand decreased sharply to 39 from 53 days during the quarter but increased from 34 days a year ago despite 34% lower inventories.

Due to the strong cash flow, the Company’s net debt was reduced during the quarter by $93 million to $917 million. Gross interest-bearing debt was reduced by $717 million to $1,239 million at the end of the quarter, primarily due to the repayment of $600 million which was temporarily drawn from the revolving credit facility during the credit crisis. At the end of the quarter, cash and unutilized long-term credit facilities were $1.2 billion, the same as at the beginning of the quarter despite repayment of $151 million of capital market debt. Upcoming market-debt maturities during the remainder of the year amount to only $33 million. During the quarter, Autoliv issued a new 5-year SEK600 million debt note (equivalent to U.S. $77 million) without any financial-performance covenants consistent with all other substantial financing for the Company.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. On June 30, Autoliv’s leverage ratio was 3.4 times and interest coverage ratio (0.7) times. Leverage ratio is measured as adjusted net debt in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and interest coverage as operating income (excluding amortization of intangibles) in relation to interest expense, net. Adjusted net debt includes pension liabilities but excludes the debt from the equity units since these funds are regarded as equity by the credit rating agencies due to the fact that the purchase contracts of the equity units are binding and not revocable. Net debt to capitalization ratio was reduced to 28% from 31% at the end of the previous quarter and from 36% at year end 2008.

Total equity increased by $37 million to $2,323 million or $26.79 per share due to currency effects of $58 million, by $2 million from common stock incentives and by $1 million related to pension liabilities. Equity was negatively impacted by $21 million from the net loss and by $3 million from dividend to non-controlling interest.

Launches in the 2ndQuarter

•	Chevrolet’s new Equinox: Frontal airbags, steering wheel, seatbelts with pretensioners and safety electronics

•	Ford’s new Fiesta: Safety electronics

•	Great Wall’s new Cool Bear: Frontal airbags, steering wheel, seatbelts with pretensioners and safety electronics

•	KIA’s new Sorento: Frontal airbags, inflatable curtains, side airbags, seatbelts with pretensioners and safety electronics

•	Nissan’s new Cube: Seatbelts with pretensioners

•	Volkswagen’s new Polo: Side airbags and seatbelts

6-months 2009

Market Overview

During the six-month period January - June 2009, global light vehicle production (LVP) dropped by 29% and LVP in the Triad by 40%.

In Europe, light vehicle production decreased by 32%. In Western Europe LVP declined by 32% and in Eastern Europe by 35%.

In North America, light vehicle production dropped by 50%, primarily due to GM, Ford and Chrysler cutting back their LVP by 55%. Asian and European vehicle manufacturers reduced their LVP in North America by 43%.

In Japan, light vehicle production decreased by 44% in the six-month period.

In the Rest of the World (RoW) light vehicle production declined by 6%.

Consolidated Sales

For the year’s first six months, consolidated sales decreased by 43% to $2,120 million. Excluding negative currency effects of 10% and the effect of a small acquisition, organic sales decreased by 34% which was 6 percentage points better than the decline in LVP in the Triad. This was mainly due to Autoliv’s outperformance in North America and new business (see Sales by Region).

Sales of airbag products decreased by 43% to $1,342 million. Excluding currency effects of 9% and acquisitions, organic sales declined by 35% mainly due to the weak North American and Japanese markets.

Sales of seatbelt products decreased by 43% to $778 million including 12% from negative currency effects. The decline in organic sales of 31% was less than the decline in organic sales of airbags, which is a reflection of the recovery in light vehicle production in China and India, and new business for such vehicles as the Suzuki A-Star and the Great Wall Cool Bear.

Sales from Autoliv’s European companies decreased by 46% to $1,138 million. Excluding negative currency effects of 15% and a small acquisition, organic sales declined by 32%, the same as European light vehicle production.

Sales from Autoliv’s North American companies decreased by 42% to $460 million. Excluding negative currency effects of 5% and a small acquisition, organic sales declined by 37%, which was significantly less than the decline in North American light vehicle production. This was due to new business for Ford’s F-Series; Chrysler’s Minivan and Dodge Ram; Chevrolet’s Traverse; and Toyota’s Rav4 and Venza.

Sales from Autoliv’s companies in Japan dropped by 53% to $181 million despite favorable currency effects of 10%. The decline of 63% in organic sales was due to the general decline in Japanese LVP of 44%, which was exacerbated by an even sharper drop for vehicles with high safety content for export markets in North America and Western Europe.

Sales from Autoliv’s companies in the RoW declined by 23% to $341 million including negative currency effects of 13%. The organic sales decline of 10% was slightly worse than the 6% decline in LVP in the region due to a 27% drop in LVP in Korea, the region’s largest automotive safety market.

Earnings

Gross profit decreased by $455 million to $267 million and gross margin to 12.6% from 19.3% due to the substantial cuts in global light vehicle production.

Operating income declined by $377 million to a loss of $101 million and operating margin decreased to (4.8%) from 7.4%, despite aggressive cost cutting. On a comparable basis, i.e. excluding severance and restructuring costs of $48 million in 2009 and $7 million in the same period 2008, operating income declined to a loss of $53 million from a profit of $283 million, while operating margin decreased to (2.5%) from 7.6% (non-U.S. GAAP measures, see enclosed table). This decrease of $336 million in operating income was $119 million less than the decline in gross profit thanks to the Company’s action program and other cost savings initiatives.

Income before taxes decreased by $379 million to a loss of $131 million. Interest expense, net rose by $3 million due to new long-term financing and higher average market interest rates compared to the same period 2008.

Net income decreased by $256 million to a loss of $84 million due to the $379 million drop in pre-tax profit. Income taxes were a benefit of $47 million including $6 million from discrete items compared to a tax expense of $72 million and an effective tax rate of 29% in 2008.

Earnings per share declined by $3.43 to a loss of $1.08. On a comparable basis, i.e. excluding severance and restructuring costs that accounted for 35 cents of the decline, earnings per share decreased by $3.08 to a loss of $0.66. The average number of shares outstanding increased by 6% to 77.8 million due to sale of treasury shares.

Cash Flow and Balance Sheet

Operations generated $119 million in cash and $51 million before financing compared to $324 million and $187 million during the first six months 2008. Capital expenditures, net amounted to $66 million and depreciation and amortization to $150 million compared to $131 million and $170 million, respectively, last year.

Net debt decreased by $278 million due to the cash generated in the second quarter and sale in the first quarter of treasury shares and mandatory share purchase contracts. Gross interest-bearing debt decreased by $432 million. Net debt to capitalization was 28% compared to 36% at the beginning of the year.

Total equity increased by $149 million due to the sale in the first quarter of treasury shares and mandatory share purchase contracts for $236 million, net. Equity also increased by $7 million due to currency effects, by $3 million due to common stock incentives and by $2 million to pension liabilities. Equity was negatively impacted by $85 million for the net loss, by $3 million from dividend to non-controlling interest and $11 million from acquiring the minority interest in NHA.

Return on total equity was negative 8% and return on capital employed negative 6% compared to 15% and 15% for the same six-month period 2008. On a comparable basis, i.e. excluding the effect of severance and restructuring, return on equity was negative 5% and the return on capital employed negative 3%.

Q2 – report 2009

Headcount

Total headcount (permanent and temporary employees) was reduced by more than 200 during the quarter and by 4,000 during the first six months to less than 33,400, despite the acquisition of EMT that added 245 at the beginning of the year. Since July 2008 when the Company’s action program was initiated, the gross headcount reduction has been more than 10,000 or 23% of total headcount.

Due to the strong demand in China and India, the number of temporary workers in manufacturing increased by almost 900 during the quarter. However, in high-cost countries, headcount decreased by nearly 400, while the number of indirects in production overhead, SG&A and RD&E decreased by almost 600 and the number of permanent employees decreased by close to 1,000.

Outlook

The latest forecasts from J.D. Power and CSM indicate a decline during the third quarter 2009 of 14% in global LVP from the same period 2008. For North America and Western Europe combined they forecast a decline of 16%. For the full year, the market institutes predict declines in LVP of 19% globally and of 27% in North America and Western Europe combined.

Based on these assumptions and our customer call-offs, organic sales during the third quarter are expected to decline in the range of 15-20%, while currency effects will have a negative impact of 5% provided the exchange rates at the middle of July prevail. Consequently, consolidated sales are expected to decline in the range of 20-25% for the third quarter.

As in the previous quarters, Autoliv expects to continue to offset a significant portion of the impact of this expected sales decline. As a result, a positive operating margin in the range of 1-3% is expected for the quarter, excluding restructuring costs.

For the rest of the year, Autoliv expects to outperform LVP in its major markets and, as a consequence, achieve an organic sales development for the full year 2009 that is 3-5% better than LVP in North America and Western Europe. In addition, the current indications for the full year 2009 are that the Company will be able to report a small operating profit before restructuring charges resulting in an expected positive operating margin of at least 1% before restructuring charges and a positive cash flow before financing despite an exceptionally challenging year.

The projected effective tax rate for the remainder of the year is estimated to be a benefit in the region of 30%, excluding discrete tax items.

Other Significant Events

•

Effective September 2008, Autoliv acquired the automotive radar sensor business of Tyco Electronics which has had a marginal effect on consolidated sales. In January 2009, Autoliv acquired most of the assets in the steel stamping supplier EMT. This acquisition did not have any material impact on Autoliv’s sales. At the beginning of 2009, Autoliv acquired the remaining shares in the Chinese seatbelt company NHA, an already consolidated entity.

•

Autoliv has recently received several customer awards. From Daimler, a Supplier Award for “development expertise and highly constructive cooperation”; from Ford, two Excellence Gold Awards for achieving “superior quality, delivery and cost performance”; and from Maruti-Suzuki an Overall Excellence Gold Award for the launch of the first local airbag project in India – the Suzuki A-star.

•

At the conference Enhanced Safety of Vehicles (ESV), Autoliv showed a high-performance, reversible seatbelt system that uses compressed air to reset itself. It will be especially efficient in multiple-impact crashes.

•	Mats Wallin, Head of Corporate Control, has been appointed new CFO to replace Marika Fredriksson, who has accepted employment with another company.

Annual General Meeting of Shareholders

At the 2009 Shareholders Meeting held in Chicago on May 6 ,George A. Lorch, James M. Ringler, Kazuhiko Sakamoto and Dr. Wolfgang Ziebart were re-elected to the Board; the appointment of Ernst & Young AB as independent auditors for the fiscal year 2009 was ratified; and the amendments to the Employee Stock Incentive Plan were approved.

Next Report

Autoliv intends to publish the quarterly report for the third quarter 2009 on October 20.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com

Q2 – Report 2009

KEY RATIOS

	Quarter April-June		First 6 months		Latest 12	Full year
	2009	2008	2009	2008	months	2008
(Loss)/earnings per share 1)	$(0.24)	$1.24	$(1.08)	$2.35	$(1.23)	$2.28
Total parent shareholders’ equity per share	26.79	33.60	26.79	33.60	26.79	30.11
Cash dividend paid per share	—	0.39	0.21	0.78	1.03	1.60
Operating working capital, $ in millions 2)	447	670	447	670	447	518
Capital employed, $ in millions [1]1,12)	3,240	3,667	3,240	3,667	3,240	3,369
Net debt, $ in millions 2)	917	1,195	917	1,195	917	1,195
Net debt to capitalization, % 3)	28	33	28	33	28	36

Gross margin, % 4)	15.6	19.5	12.6	19.3	13.8	17.4
Operating margin, % 5)	(1.0)	7.8	(4.8)	7.4	(1.4)	4.7

Return on total equity, % 6, 12)	(3.6)	15.0	(7.5)	14.5	(3.8)	7.3
Return on capital employed, % 7, 12)	(1.4)	16.3	(6.0)	15.3	(1.9)	8.7

Average no. of shares in millions 1)	85.1	72.7	77.8	73.2	74.4	72.1
No. of shares at period-end in millions 8)	85.1	71.9	85.1	71.9	85.1	70.3
No. of employees at period-end	29,868	36,361	29,868	36,361	29,868	33,995
Headcount at period-end	33,369	43,042	33,369	43,042	33,369	37,307
Days receivables outstanding 9)	71	68	78	68	74	49
Days inventory outstanding 10)	39	34	43	35	41	39

1)	Assuming dilution and net of treasury shares except first and second quarter 2009 without dilution. The difference between basic and dilutive per share amounts is less than one percent for each period. 2) Non-GAAP measure; for reconciliation see tables below. 3) Net debt in relation to net debt and total equity. 4) Gross profit relative to sales. 5) Operating income/(loss) relative to sales. 6) Net income/(loss) relative to average total equity. 7) Operating income/(loss) and equity in earnings of affiliates, relative to average capital employed. 8) Excluding dilution and net of treasury shares. 9) Outstanding receivables relative to average daily sales. 10) Outstanding inventory relative to average daily sales. 11) Total Equity and Net debt. 12) 2008 key ratios adjusted in accordance with FAS-160, adopted on January 1, 2009.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data)

	Quarter April - June		First 6 months		Latest 12	Full year
	2009	2008	2009	2008	months	2008
Net sales
- Airbag products	$755.1	$1,207.4	$1,341.6	$2,366.8	$3,105.1	$4,130.3
- Seatbelt products	438.3	700.3	778.5	1,368.6	1,752.8	2,342.9

Total net sales	1,193.4	1,907.7	2,120.1	3,735.4	4,857.9	6,473.2

Cost of sales	(1,007.0)	(1,536.0)	(1,853.4)	(3,014.1)	(4,188.3)	(5,349.0)

Gross profit	186.4	371.7	266.7	721.3	669.6	1,124.2

Selling, general & administrative expenses	(73.6)	(102.0)	(145.6)	(204.9)	(295.0)	(354.3)
Research, development & engineering expenses	(84.0)	(109.6)	(159.2)	(222.5)	(303.9)	(367.2)
Amortization of intangibles	(5.8)	(5.7)	(11.6)	(11.9)	(23.3)	(23.6)
Other income (expense), net	(35.3)	(6.2)	(51.3)	(6.5)	(117.4)	(72.6)

Operating (loss)/income	(12.3)	148.2	(101.0)	275.5	(70.0)	306.5

Equity in earnings of affiliates	1.1	1.1	2.0	2.2	3.7	3.9
Interest income	0.9	1.8	3.8	3.4	13.2	12.8
Interest expense	(17.6)	(15.9)	(36.0)	(32.2)	(76.7)	(72.9)
Other financial items, net	(0.0)	(0.6)	(0.2)	(0.8)	(1.0)	(1.6)

(Loss)/income before income taxes	(27.9)	134.6	(131.4)	248.1	(130.8)	248.7

Income tax benefit/(expense)	7.4	(42.0)	46.8	(72.0)	42.5	(76.3)

Net (loss)/income	$(20.5)	$92.6	$(84.6)	$176.1	$(88.3)	$172.4

Less; Net (loss)/income attributable to non-controlling interest	0.2	2.2	(0.5)	4.2	3.0	7.7
Net (loss)/income attributable to controlling interest	$(20.7)	$90.4	$(84.1)	$171.9	$(91.3)	$164.7

(Loss)/earnings per share 1)	$(0.24)	$1.24	$(1.08)	$2.35	$(1.23)	$2.28

1)	Assuming dilution and net of treasury shares except first and second quarter 2009 without dilution. The difference between basic and dilutive per share amounts is less than one percent for each period.

Q2 – Report 2009

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	June 30	March 31	December 31	September 30	June 30
	2009	2009	2008	2008	2008
Assets
Cash & cash equivalents	$311.1	$935.4	$488.6	$213.6	$127.1
Receivables	928.7	771.7	838.5	1,226.5	1,408.2
Inventories	427.7	456.2	592.4	653.8	649.5
Other current assets	164.1	207.8	166.8	155.7	165.8

Total current assets	1,831.6	2,371.1	2,086.3	2,249.6	2,350.6

Property, plant & equipment, net	1,081.9	1,092.9	1,158.2	1,222.4	1,291.0
Investments and other non-current assets	216.9	220.7	215.9	192.0	197.8
Goodwill assets	1,609.0	1,600.5	1,607.8	1,623.0	1,613.1
Intangible assets, net	130.9	134.0	137.4	138.9	136.4

Total assets	$4,870.3	$5,419.2	$5,205.6	$5,425.9	$5,588.9

Liabilities and equity
Short-term debt	$150.9	$207.8	$270.0	$377.3	$583.6
Accounts payable	557.9	438.1	613.4	777.2	936.8
Other current liabilities	515.7	498.9	497.3	639.6	645.5

Total current liabilities	1,224.5	1,144.8	1,380.7	1,794.1	2,165.9

Long-term debt	1,088.3	1,748.1	1,401.1	1,121.7	752.4
Pension liability	109.0	109.4	111.0	52.3	60.8
Other non-current liabilities	125.4	130.7	139.0	136.1	137.3

Total non-current liabilities	1,322.7	1,988.2	1,651.1	1,310.1	950.5

Total parent shareholders’ equity	2,279.6	2,241.5	2,116.5	2,265.3	2,416.0
Non-controlling interest	43.5	44.7	57.3	56.4	56.5

Total equity	2,323.1	2,286.2	2,173.8	2,321.7	2,472.5

Total liabilities and equity	$4,870.3	$5,419.2	$5,205.6	$5,425.9	$5,588.9

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Quarter April - June		First 6 months		Latest 12	Full year
	2009	2008	2009	2008	months	2008
Net (loss)/income	$(20.5)	$92.6	$(84.6)	$176.1	$(88.3)	$172.4
Depreciation and amortization	78.8	86.0	149.8	170.4	326.3	346.9
Other	(3.0)	(5.9)	7.8	(7.3)	36.1	21.0
Changes in operating assets and liabilities	72.0	(14.1)	45.5	(15.7)	134.5	73.3

Net cash provided by operating activities	127.3	158.6	118.5	323.5	408.6	613.6

Capital expenditures, net	(32.2)	(72.4)	(65.9)	(131.3)	(213.7)	(279.1)
Acquisitions of businesses and other, net	1.0	1.1	(1.7)	(5.1)	(45.3)	(48.7)

Net cash used in investing activities	(31.2)	(71.3)	(67.6)	(136.4)	(259.0)	(327.8)

Net cash before financing 1)	96.1	87.3	50.9	187.1	149.6	285.8

Net increase (decrease) in short-term debt	(52.3)	18.1	(143.2)	247.0	(412.7)	(22.5)
Issuance of long-term debt	73.5	—	513.5	19.0	1,231.9	737.4
Repayments and other changes in long-term debt	(735.7)	(131.4)	(814.8)	(322.5)	(814.8)	(322.5)
Dividends paid	0.0	(28.4)	(14.8)	(57.1)	(72.9)	(115.2)
Shares repurchased	0.0	(45.1)	0.0	(108.3)	(65.2)	(173.5)
Common stock issue, net	(1.8)	—	236.8	—	236.8	—
Common stock options exercised	0.4	3.4	0.5	3.6	1.8	4.9
Other, net	0.0	(0.2)	(0.2)	(0.4)	(3.1)	(3.3)
Effect of exchange rate changes on cash	(4.5)	(3.0)	(6.2)	4.9	(67.4)	(56.3)

Increase (decrease) in cash and cash equivalents	(624.3)	(99.3)	(177.5)	(26.7)	184.0	334.8

Cash and cash equivalents at period-start	935.4	226.4	488.6	153.8	127.1	153.8

Cash and cash equivalents at period-end	$311.1	$127.1	$311.1	$127.1	$311.1	$488.6

1)	Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q2 – Report 2009

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions to, financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

OPERATING WORKING CAPITAL

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	June 30	March 31	December 31	September 30	June 30
	2009	2009	2008	2008	2008
Total current assets	$1,831.6	$2,371.1	$2,086.3	$2,249.6	$2,350.6
Total current liabilities	(1,224.5)	(1,144.8)	(1,380.7)	(1,794.1)	(2,165.9)

Working capital	607.1	1,226.3	705.6	455.5	184.7
Cash and cash equivalents	(311.1)	(935.4)	(488.6)	(213.6)	(127.1)
Short-term debt	150.9	207.8	270.0	377.3	583.6
Derivative asset and liability, current	(3.2)	2.6	15.9	(1.0)	(4.2)
Dividends payable	2.9	0.0	14.8	29.0	32.8

Operating working capital	$446.6	$501.3	$517.7	$647.2	$669.8

NET DEBT

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD’s in their analyses of the Company’s debt. This non-U.S. GAAP measure was used, for instance, in certain covenants for the Company’s Revolving Credit Facility when it still had covenants. By adjusting for DRD’s, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD’s reported in other balance sheet captions.

	June 30	March 31	December 31	September 30	June 30
	2009	2009	2008	2008	2008
Short-term debt	$150.9	$207.8	$270.0	$377.3	$583.6
Long-term debt	1,088.3	1,748.1	1,401.1	1,121.7	752.4

Total debt	1,239.2	1,955.9	1,671.1	1,499.0	1,336.0
Cash and cash equivalents	(311.1)	(935.4)	(488.6)	(213.6)	(127.1)
Debt-related derivatives	(10.9)	(10.1)	12.8	(6.4)	(14.1)

Net debt	$917.2	$1,010.4	$1,195.3	$1,279.0	$1,194.8

COMPONENTS IN SALES INCREASE/DECREASE

Since the Company generates more than 80% of sales in other currencies than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliation below presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Quarter April – June

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(27.0)	(293.0)	(30.7)	(121.7)	(56.3)	(105.8)	(4.1)	(9.8)	(27.8)	(530.3)
Currency effects	(14.5)	(157.0)	(5.1)	(20.5)	7.5	14.0	(11.3)	(26.9)	(9.9)	(190.4)
Acquisitions/divestitures	0.5	5.2	0.3	1.2	—	—	—	—	0.3	6.4

Reported change	(41.0)	(444.8)	(35.5)	(141.0)	(48.8)	(91.8)	(15.4)	(36.7)	(37.4)	(714.3)

6 months January – June

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(32.1)	(677.5)	(37.3)	(296.7)	(63.0)	(241.7)	(10.4)	(46.4)	(33.8)	(1,262.3)
Currency effects	(14.5)	(306.7)	(5.1)	(40.2)	10.2	39.0	(12.8)	(56.8)	(9.7)	(364.7)
Acquisitions/divestitures	0.4	9.2	0.3	2.5	—	—	—	—	0.3	11.7

Reported change	(46.2)	(975.0)	(42.1)	(334.4)	(52.8)	(202.7)	(23.2)	(103.2)	(43.2)	(1,615.3)

Q2 report 2009

ITEMS AFFECTING COMPARABILITY

(Dollars in millions, except per share data)

The following items have affected the comparability of reported results from year to year. We believe that, to assist in understanding Autoliv’s operations, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter April – June 2009			Quarter April – June 2008
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Gross profit	$190.2	$(3.8)	$186.4	$372.7	$(1.0)	$371.7
Gross margin, %	15.9	(0.3)	15.6	19.5	(0.0)	19.5
Operating (loss)/income	20.1	(32.4)	(12.3)	154.8	(6.6)	148.2
Operating margin, % 2)	1.7	(2.7)	(1.0)	8.1	(0.3)	7.8
(Loss)/income before taxes	4.5	(32.4)	(27.9)	141.2	(6.6)	134.6
Net (loss)/income	1.7	(22.2)	(20.5)	97.2	(4.6)	92.6
Capital employed	3,273	(33)	3,240	3,673	(6.0)	3,667
Return on capital employed, %	2.6	(4.0)	(1.4)	17.0	(0.7)	16.3
Return on total equity, %	0.3	(3.9)	(3.6)	15.8	(0.8)	15.0
(Loss)/earnings per share 3)	0.02	(0.26)	(0.24)	1.31	(0.07)	1.24
Equity per share	$27.17	$(0.38)	$26.79	$33.68	$(0.08)	$33.60

	6 months 2009			6 months 2008
	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP	Non-U.S. GAAP	Adjustments1)	Reported U.S. GAAP
Gross profit	$270.5	$(3.8)	$266.7	$722.3	$(1.0)	$721.3
Gross margin, %	12.8	(0.2)	12.6	19.3	(0.0)	19.3
Operating (loss)/income	(52.6)	(48.4)	(101.0)	282.9	(7.4)	275.5
Operating margin, % 2)	(2.5)	(2.3)	(4.8)	7.6	(0.2)	7.4
(Loss)/income before taxes	(83.0)	(48.4)	(131.4)	255.5	(7.4)	248.1
Net (loss)/income	(51.7)	(32.9)	(84.6)	181.4	(5.3)	176.1
Capital employed	3,273	(33)	3,240	3,673	(6.0)	3,667
Return on capital employed, %	(3.0)	(3.0)	(6.0)	15.7	(0.4)	15.3
Return on total equity, %	(4.5)	(3.0)	(7.5)	14.9	(0.4)	14.5
(Loss)/earnings per share 3)	(0.66)	(0.42)	(1.08)	2.42	(0.07)	2.35
Equity per share	$27.17	$(0.38)	$26.79	$33.68	$(0.08)	$33.60

1) Severance and restructuring. 2) Operating (loss)/income relative to sales. 3) Calculating assuming dilution and net of treasury shares except for first and second quarter 2009 without dilution. The difference between basic and dilutive per share amounts is less than one percent for each period.